                               SERVICES AGREEMENT

                                    BETWEEN

                     RANDGOLD & EXPLORATION COMPANY LIMITED
                                  ("RANDGOLD")

                                      AND

                           RANDGOLD RESOURCES LIMITED
                                 ("RESOURCES")

1.   RECORDAL

     1.1 With effect from 30 September 1997 all management contracts and other arrangements between Randgold and the mining companies making up the Randgold Group were terminated.

     1.2 Resources does not have a corporate presence in South Africa, being managed and controlled outside of South Africa. Certain staff required by Resources are located in South Africa and Resources requires the services of Randgold in South Africa to provide office accommodation, payroll administration and other services in respect of the staff located in South Africa.

     1.3 Randgold is able and willing to provide the services required by Resources and Resources is willing to enter into an agreement with Randgold for the provision of the services on a commercial basis as set out herein.

2.   SERVICES TO BE PROVIDED

     2.1 Resources has identified the following services which it requires to be provided in South Africa by Randgold:

          o Office accommodation and related services such as reception, communications, office equipment and furniture.

          o Payments and accounting for goods and services to its operations in Africa and elsewhere which are sourced from South Africa.

          o Payroll service for the remuneration of staff located in and outside South Africa.

          o Purchasing of goods and services from South Africa and the procurement of insurance for operational requirements.

          o    Company secretarial.

          o    Legal consulting.

     2.2 Resources understands and accepts that certain of the above services are supplied by Randgold on a non-exclusive basis and that Randgold may provide services to other companies. Randgold undertakes not to supply services to a competitor of Resources without the prior written approval of Resources.

     2.3 Randgold has agreed to provide the services set out in 2.1 to Resources.

3.   FEE FOR SERVICES

     3.1 For the provision of the services set out in 2.1 Randgold will be paid a fee of R330 000 per month plus a mark-up of 25% for the period from 1 October 1997 to 31 March 1998. From 1 April 1998 this fee will increase to R410 000 per month plus a mark-up of 25%.

     3.2 The monthly fee is payable by Resources to Randgold within 14 days of the date of the invoice.

     3.3 The services and the fee will be reviewed between Randgold and Resources on a quarterly basis.

4.   INFORMATION

     Resources will make available to Randgold any information which may reasonably be required for Randgold to carry out its duties in terms hereof.

5.   DELEGATION

     Randgold may;

     5.1 contract on behalf of Resources for any services or other requirements, the costs of which, if borne by Randgold shall be paid directly by Resources;

     5.2 subject to such terms and conditions mutually agreed between Randgold and Resources, from time to time delegate to any person, firm or company all or any of the services undertaken by it in terms hereof and may appoint or employ outside consultants or outside firms or independent agents on behalf of Resources;

     5.3  subcontract any of the services.

6.   LOSS OR DAMAGE

     6.1 All work to be conducted by Randgold shall be performed with due care and diligence and in good workmanlike manner.

     6.2 Notwithstanding the provisions of 6.1, Randgold shall not be responsible for any liability, loss or damage suffered or incurred by Resources, which may arise as a result of or in consequence of any act or omission of Randgold, its employees or agents and which is related, either directly or indirectly to the implementation of this agreement, whether or not such liability, loss or damage is caused or incurred through or as a result of any act or omission or negligence of Randgold, its employees or agents.

7.   INDEMNITY

     Resources hereby indemnifies and holds Randgold harmless against all claims of whatever nature which may be brought against Randgold by any person whomsoever arising out of or in any way attributable to Randgold having acted in terms of this agreement, and all legal costs, liability, damages or expenses which Randgold may suffer, sustain or incur in respect of or arising out of such claims.

8.   DURATION

     The services to be provided by Randgold under this agreement shall commence on 1 October 1997 and shall continue, and shall remain in force until terminated by either party on 6 (six) months' written notice to the other party. A shorter notice period may be arranged by mutual agreement between the parties.

9.   ARBITRATION

     Any dispute, difference or question which may arise at any time hereafter between the parties relating to the true construction of this agreement or the rights and liabilities of the parties, which is not solved amicably between the parties within 30 (thirty) days of that dispute, difference or question arising shall, in the absence of agreement to the contrary between the parties, be referred to arbitration.

10.  GOVERNING LAW

     This agreement shall be governed and interpreted in every respect in accordance with the laws of South Africa and the parties undertake to submit to the jurisdiction of the South African Courts.

11.  DOMICILIUM

     The parties hereto choose as their domicilium citandi et executandi the following address:

     11.1   Resources         :         La Motte Chambers
                                        St. Helier
                                        Jersey JE1 1BJ
                                        Channel Islands
                                        Fax No. (44) 1534 602002

     11.2   Randgold          :         5 Press Avenue
                                        Selby
                                        Johannesburg
                                        South Africa
                                        Fax No. 27-11-837-0813

     Either party shall be entitled to change its aforesaid address to another address on giving the other party 7 (seven) days written notice of such proposed change of address.

12.  CONFIDENTIAL INFORMATION

     12.1 Any information or data obtained by either party to this agreement arising from the implementation of this agreement shall be treated as strictly confidential by both the parties and their affiliates and shall not be divulged or permitted to be divulged to any person not being a party to this agreement, without the prior written consent of the other party to this agreement, it being the intent and purpose of the parties to this agreement to prevent unjust enrichment resulting from unauthorised disclosure or use of data obtained, provided, however, that any information and data which is required to be furnished by law or contract or by any Stock Exchange on which the shares of either party to this agreement are listed or quoted, may be so furnished. Either party to this agreement shall be entitled to make such information available to its shareholders as may be necessary to enable that party to appraise its shareholders of the value and prospects of their shareholdings. Every effort shall however be made to consult fully with the other party to this agreement on all proposed releases of information with a view to avoiding untimely or damaging disclosures.

     12.2 Nothing in this clause 12 shall preclude either party under this agreement from divulging any information to any person who is negotiating with such party to this agreement for the acquisition of any interest in such party to the agreement, provided that the person to whom any disclosure is made in the aforesaid circumstances shall first have undertaken in writing not to divulge such information to any other person.

Signed at Jersey on the 19th day of January 1998.

AS WITNESSES:                       FOR AND ON BEHALF OF
                                    RANDGOLD RESOURCES LIMITED

1.   /s/ DAVID J. HADDEN            /s/ [ILLEGIBLE]
     ____________________           ________________________
                                    Director

2.   /s/ [ILLEGIBLE]                /s/ [ILLEGIBLE]
     ____________________           ________________________
                                    Director

Signed at Johannesburg on the 17th day of February 1998.

AS WITNESSES:                       FOR AND ON BEHALF OF
                                    RANDGOLD & EXPLORATION COMPANY
                                    LIMITED

1.   /s/ DAVID J. HADDEN            /s/ [ILLEGIBLE]
     ____________________           _________________
                                    Director

2.   /s/ [ILLEGIBLE]                /s/ [ILLEGIBLE]
     ____________________           _________________
                                    Director

[LOGO] RANDGOLD                                        [LETTERHEAD OF RANDGOLD]

TO:         MR P RAMA

FROM:       D ASHWORTH

DATE:       24 FEBRUARY 1999

COPY TO:    MR R A WILLIAMS
            DR D M BRISTOW

________________________________________________________________________________

                        RANDGOLD RESOURCES COSTS INCURRED
                            BY RANDGOLD & EXPLORATION

I would like to confirm our recent discussion on cost allocations as follows;

1. The present system, in which Randgold & Exploration incurs South African based costs on behalf of Randgold Resources and then charges these out plus a mark-up, will cease from 31 March 1999.

2.   From 1 April 1999 the following will apply:

     (a) All costs of running 5 Press Avenue will be for the account of Randgold Resources. These costs include all photocopy machines, faxes, telephones, cleaning, electricity and water and security charges.

     (b) All costs of staff employed by Randgold & Exploration will be for the account of Randgold Resources other than;

          o    R A R Kebble's rand based salary
          o    P Rama
          o    M Labuschange
          o    R Lindsay
          o    C Breedt
          o    J Berry

          (By way of explanation J Berry's Randgold Resources costs will offset D Haddon's Randgold & Exploration costs).

     (c) Randgold & Exploration will continue to pay for its own corporate costs for its own account. These costs include all stock exchange costs, audit fees, Du Plessis Associates costs and any direct travelling or other costs associated with Randgold & Exploration's corporate business.

     (d) All South African and Namibian exploration and mineral rights costs will continue to be paid/received by Randgold & Exploration and for its account.

     (e) Randgold Resources will receive a monthly invoice for payment to Randgold & Exploration in respect of rent for 5 Press Avenue. The amount will be calculated on an interest rate applied to the capital cost of R 3,4 million and a deduction will be made for rent receivable from Rand Leases Properties.

From 1 April 1999 all accounts received by Mrs Labuschagne for costs payable by Randgold Resources should be handed to the Randgold Resources accounts personnel for payment and processing.

/s/ DAVID ASHWORTH
__________________